Exhibit 10.17

DONNELLEY FINANCIAL SOLUTIONS, INC.
PERFORMANCE UNIT AWARD (2016 PIP)

This Performance Unit Award (“Award”) is granted as of XXXX (the “Grant Date”), by Donnelley Financial Solutions, Inc. (the “Company”) to XXXXXXXXX (“Grantee”).

1.Grant of Award.  This Award is granted as an incentive for the Grantee to remain an employee of the Company and share in the future success of the Company.  The Company hereby credits to Grantee XXXXX stock units (the “Performance Units”) (which number shall represent target achievement of the Performance Condition (as defined below)), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Donnelley Financial Solutions 2016 Performance Incentive Plan (“2016 PIP”).  Capitalized terms not defined herein shall have the meanings specified in the 2016 PIP.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.Determination of Achievement; Distribution of Award.

(a)The number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) payable in respect of the Performance Units will be determined according to the attainment of the performance condition or conditions as established by the Committee and set forth on Exhibit A hereto (each, a “Performance Condition”) for the applicable performance period (the “Performance Period”) as established by the Committee and set forth on Exhibit A. The Committee shall determine and certify the attainment of each Performance Condition after the applicable Performance Period.

(b)Distribution with respect to this Award shall be made to Grantee as soon as practicable following the determination of the achievement of the Performance Condition as described in (a) above, but no later than 60 days thereafter.  Distribution of this Award may be made in Common Stock, cash (based upon the fair market value of the Common Stock on the date of distribution) or any combination thereof as determined by the Committee.

3.Dividends; Voting.

(a)No dividends or dividend equivalents will accrue with respect to the Performance Units.

(b)Grantee shall have no rights to vote shares of common stock represented by the Performance Units unless and until distribution with respect to this Award is made in Common Stock pursuant to paragraph 2(c) above.

NY12533:173045.4

4.Treatment upon Separation or Termination.

(a)Notwithstanding any other agreement with Grantee to the contrary, if Grantee’s employment terminates by reason of death or Disability (as defined in the applicable Company long-term disability policy as in effect at the time of Grantee’s disability), a pro rata portion of any unvested Performance Units shall vest and become payable, based the attainment of each Performance Condition as of the end of the Company’s last fiscal quarter ending immediately prior to the fiscal quarter in which the date of death or determination of Disability took place.

(b)Subject to Section 5 below and the terms and conditions of any employment agreement between Grantee and the Company, if Grantee’s employment terminates for any reason other as set forth above, any unvested Performance Units shall be forfeited.

5.Treatment upon Change in Control.  Notwithstanding anything provided in the 2016 PIP or any other agreement with Grantee to the contrary, upon the date of a Change in Control, the Committee shall measure the attainment of each Performance Condition as of the end of the Company’s fiscal quarter ending immediately prior to the fiscal quarter in which the Change in Control took place and determine the number of Performance Units payable as of the date of such Change in Control.  Such Performance Units will continue to remain subject to time-based vesting until the end of the Performance Period; provided, however, that if on or within three months prior to or two years after the date of such Change in Control, Grantee’s employment is terminated by the Company or any successor entity thereto without Cause (as defined below), or Grantee resigns his or her employment with Good Reason (as defined below), all of the Performance Units earned pursuant to this paragraph 5 shall immediately vest and become payable as of the date of such termination of employment.  Unless otherwise defined in Grantee’s employment agreement or other arrangement with the Company, “Cause” and “Good Reason” shall have the meanings ascribed to them below.

“Cause” means (i) Grantee’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness or any such failure subsequent to Grantee’s being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to Grantee by the Group President, the Chief Executive Officer, or the Board that identifies the manner in which Grantee has not performed his or her duties, (ii) Grantee’s willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Group President, the Chief Executive Officer, or the Board (provided that such written direction is consistent with Grantee’s duty and station) promptly upon receipt of such written direction.  For the purposes of this definition, no act or failure to act by Grantee shall be considered “willful” unless done or omitted to be done by Grantee in bad faith and without reasonable belief that Grantee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by Grantee in good faith and in the best interests of the Company.  Notwithstanding the foregoing, the Company shall provide Grantee with a reasonable amount of time, after a notice and demand for substantial performance is delivered to Grantee, to cure any such failure to perform, and if such failure is so cured within a reasonable time (which shall be no less than thirty (30) days) thereafter, such failure shall not be deemed to have occurred.

“Good Reason” means, without Grantee’s express written consent, the occurrence of any of the following events: (i) a change in Grantee’s duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of Grantee’s duties, responsibilities or status with the Company (other than a temporary change that results from or relates to Grantee’s incapacitation due to physical or mental illness), (ii) a reduction by the Company in Grantee’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time, (iii) any requirement of the Company that Grantee’s office be more than seventy-five (75) miles from Grantee’s then-primary work location, or (iv) any material breach by the Company of any employment agreement between Grantee and the Company.  Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within thirty (30) days after receipt of notice thereof given by Grantee.  Grantee’s right to terminate employment for Good Reason shall not be affected by Grantee’s incapacities due to mental or physical illness and Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Grantee must provide notice of termination of employment within ninety (90) days following Grantee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

6.Withholding Taxes

(a)As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, the Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b)Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, or (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or any combination of (1)-(3).  Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.  For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7.Miscellaneous

(a)The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c)No interest shall accrue at any time on this Award or the Performance Units.

(d)This Award shall be governed in accordance with the laws of the state of Delaware.

(e)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(f)Neither this Award nor the Performance Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(g)The Committee, as from time to time constituted, shall have the right to determine any questions that arise in connection with this Agreement or the Performance Units.  This Agreement and the Performance Units are subject to the provisions of the Plan and shall be interpreted in accordance therewith.

(h)If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

DONNELLEY FINANCIAL SOLUTIONS, INC.

By:

Name:	Diane Bielawski
Title:	Chief Human Resources Officer

All of the terms of this Agreement are accepted as of this ____ day of _________,  20XX.

___________________________

Grantee: